[ONB Logo]             Notice of

                        Annual Meeting and

                        Proxy Statement

                        Annual Meeting of Shareholders
                              April 16, 1998

                               [ONB Logo]
                            OLD NATIONAL BANCORP




                     OLD NATIONAL BANCORP

                        420 MAIN STREET

                   EVANSVILLE, INDIANA  47708


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO OUR SHAREHOLDERS:

  Notice is hereby given that the Annual Meeting of Shareholders of OLD NATIONAL BANCORP (the "Company") will be held on Thursday,
April 16, 1998 at 10:30 a.m., Evansville time, in Roberts Municipal Stadium, 2600 Division Street, Evansville, Indiana.

The Annual Meeting will be held for the following purposes:

1. ELECTION OF DIRECTORS. Election of a Board of Directors consisting of sixteen Directors to serve for the ensuing year.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.
   Ratification of the appointment of Arthur Andersen LLP, Indianapolis, Indiana, as independent public accountants of the Company and its affiliates for the fiscal year ending
   December 31, 1998.

3. OTHER BUSINESS. Such other matters as may properly come before the meeting or any adjournment thereof.


  Shareholders of record at the close of business on February 6, 1998, are entitled to notice of and to vote at the Annual Meeting.



                                    By Order of the Board of Directors


                                    Jeffrey L. Knight
                                    Secretary

March 9, 1998


                           IMPORTANT

PLEASE MAIL YOUR PROXY PROMPTLY. IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN,
DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED,
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  NO POSTAGE IS
REQUIRED IF MAILED IN THE UNITED STATES.


                       OLD NATIONAL BANCORP

                         420 MAIN STREET

                      EVANSVILLE, INDIANA  47708


                          PROXY STATEMENT

   This Proxy Statement is furnished to the Shareholders of Old National Bancorp (the "Company") in connection with the solicitation by the Board of Directors of Proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 16, 1998 at 10:30 a.m., Evansville time, in Roberts Municipal Stadium, 2600 Division Street, Evansville, Indiana, and at any and all adjournments of such meeting. A Notice of Annual Meeting of Shareholders and form of Proxy accompany this Proxy Statement.

   Any Shareholder giving a Proxy has the right to revoke it in person at the meeting or by a written notice delivered to the Secretary of the Company, P.O. Box 718, Evansville, Indiana 47705-0718, at any time before such Proxy is exercised. All Proxies will be voted in accordance with the directions of the Shareholder giving such Proxy.
To the extent no directions are given, Proxies will be voted "FOR" the election of the persons named as nominees in the Proxy Statement as Directors of the Company and "FOR" the ratification of the appointment of Arthur Andersen LLP, as independent public accountants of the Company and its affiliates for the fiscal year ending December 31, 1998. With respect to such other matters that may properly come before the Annual Meeting, it is the intention of the persons named as Proxies to vote in accordance with their best judgment.

   The complete mailing address of the principal executive office of the Company is Old National Bancorp, P.O. Box 718, Evansville, Indiana 47705-0718. The approximate date on which this Proxy Statement and form of Proxy for the 1998 Annual Meeting of Shareholders are first being sent or given to Shareholders of the Company is March 9, 1998.

                            VOTING SECURITIES

   Only Shareholders of the Company of record at the close of business on February 6, 1998, will be eligible to vote at the Annual Meeting or at any adjournment thereof.

   The voting securities of the Company entitled to be voted at the Annual Meeting consist only of common stock, without par value, of which 27,466,297 shares were issued and outstanding on the record date of February 6, 1998. All references in this Proxy Statement to shares of common stock of the Company on the record date have been adjusted to include the shares of common stock issued on January 29, 1998, in connection with the Company's 5% stock dividend. The Company has no other class of stock that is outstanding. Each Shareholder of record on the record date will be entitled to one vote for each share of common stock registered in the Shareholder's name.

   The Company's three trust company subsidiaries held 3,779,738 shares of the Company's common stock in regular, nominee or street name accounts on February 6, 1998, consisting of 13.76% of the Company's outstanding shares. Beneficial ownership of shares so held is disclaimed by the Company. These shares are voted by the respective trust companies in accordance with directions received from the beneficial owners of such shares. To the knowledge of management, as of the record date, no Shareholder or affiliated group of Shareholders owned of record or beneficially more than 5% of the outstanding shares of common stock of the Company.

                                1

                   ITEM 1. ELECTION OF DIRECTORS

   The first item to be acted upon at the Annual Meeting of Shareholders will be the election of sixteen Directors to the Board of Directors of the Company. Each of the persons elected will serve a term of office for one year or until the election and qualification of his or her successor.

   If any Director nominee named in this Proxy Statement shall become unable or decline to serve (an event which the Board of Directors does not anticipate), the persons named as Proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors, if the Board determines to fill such nominee's position. Unless authorization is withheld, the enclosed Proxy, when properly signed and returned, will be voted "FOR" the election as Directors of all of the nominees listed in this Proxy Statement.

   Pages two and three contain the following information regarding each Director nominee of the Company: name; principal occupation or business experience for the last five years (for principal occupation for the last five years of Directors who are also Executive Officers, see page four); age; the year in which the nominee first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee as of February 6, 1998; and the percentage that the shares beneficially owned represents of the total outstanding shares of the Company as of February 6, 1998. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee includes those over which he or she has either sole or shared voting or investment power.




[Picture of David L. Barning]         [Picture of Richard J. Bond]
     DAVID L. BARNING                      RICHARD J. BOND
     -    Investor                         -    Chairman, Security Bank
     -    Age 64                                & Trust Co. (an Affiliate of
     -    Director since 1982                   the Company)
     -    144,800 shares                   -    Age 64
          beneficially owned               -    Director since 1989
     -    Owns .53% of                     -    46,043 shares
          outstanding shares                    beneficially owned
                                           -    Owns .17% of
                                                outstanding shares


[Picture of Alan W. Braun]            [Picture of Wayne A. Davidson]
     ALAN W. BRAUN                         WAYNE A. DAVIDSON
     -    President, Industrial            -    Consultant and former
          Contractors, Inc.                     Executive Officer of
          (Construction)                        Bristol- Myers Squibb Company
     -    Age 53                                (Pharmaceuticals)
     -    Director since 1988              -    Age 66
     -    47,663 shares                    -    Director since 1993
          beneficially owned               -    20,247 shares
     -    Owns .17% of                          beneficially owned
          outstanding shares               -    Owns .07% of
                                                outstanding shares

                                 2

[Picture of Larry E. Dunigan]         [Picture of Thomas B. Florida]
     LARRY E. DUNIGAN                      THOMAS B. FLORIDA
     -    Chief Executive                  -    President, D&K
          Officer, Holiday Management           Investment Co., Inc.
          Company(Health Care & Long            (Real Estate Investments)
          Distance Communication Services) -    Age 69
     -    Age 55                           -    Director since 1989
     -    Director since 1982              -    22,266 shares
     -    114,433 shares                        beneficially owned
          beneficially owned               -    Owns .08% of
     -    Owns .42% of                          outstanding shares
          outstanding shares



[Picture of David E. Eckerle]         [Picture of Phelps L. Lambert]
     DAVID E. ECKERLE                      PHELPS L. LAMBERT
     -    President & CEO,                 -    Managing Partner, Bush
          Dubois County Bank (an                and Lambert (Investments)
          Affiliate of the Company)        -    Age 50
     -    Age 54                           -    Director since 1990
     -    Director since 1993              -    123,753 shares
     -    89,643 shares                         beneficially owned
          beneficially owned*              -    Owns .45% of
     -    Owns .33% of                          outstanding shares
          outstanding shares
     * Includes options to purchase 46,595
       shares of the Company's Common Stock



[Picture of Ronald B. Lankford]       [Picture of Louis L. Mervis]
     RONALD B. LANKFORD                    LOUIS L. MERVIS
     -    President & COO, Old             -    President, Mervis
          National Bancorp                      Industries, Inc.
     -    Age 64                                (Steel Fabricating)
     -    Director since 1994              -     Age 63
     -    10,527 shares                    -    Director since 1996
          beneficially owned               -    665 shares
     -    Owns .04% of                          beneficially owned *
          outstanding shares               -    Owns .002% of
                                                outstanding shares
                                                *    The Mervis Charitable
                                                Remainder Trust owns  17,363
                                                shares of common stock of
                                                the Company with respect to
                                                which Mr. Mervis disclaims
                                                beneficial ownership.



[Picture of Lucien H. Meis]           [Picture of Lawrence D. Prybil]
     LUCIEN H. MEIS                        LAWRENCE D. PRYBIL
     -    President, Meis                  -    Senior Vice President,
          Ventures, Inc.                        Daughters of Charity
          (Financial Investments)               National Health
     -    Age 63                                System-East Central
     -    Director since 1985                   Region (Health Care)
     -    48,099 shares                    -    Age 57
          beneficially owned               -    Nominated for initial term
     -    Owns .18% of                     -    262 shares
          outstanding shares                    beneficially owned
                                           -    Owns .001% of
                                                outstanding shares



[Picture of James A. Risinger]        [Picture of John N. Royse]
     JAMES A. RISINGER                     JOHN N. ROYSE
     -    Chairman & CEO, Old              -    Chairman, Merchants
          National Bancorp;                     National Bank
          Chairman, Old National                (an Affiliate of the Company)
          Bank (an Affiliate of            -    Age 64
          the Company)                     -    Director since 1985
     -    Age 49                           -    181,544 shares
     -    Director since 1997                   beneficially owned
     -    17,116 shares                    -    Owns .66% of
          beneficially owned                    outstanding shares
     -    Owns .06% of
          outstanding shares



[Picture of Marjorie Z. Soygenc]      [Picture of Charles D. Storms]
     MARJORIE Z. SOYUGENC                  CHARLES D. STORMS
     -    President & CEO                  -    President & CEO, Red
          Welborn Baptist Hospital              Spot Paint & Varnish Co., Inc.
          (Health Care)                         (Manufacturer of Industrial
     -    Age 57                                Coatings)
     -    Director since 1993              -    Age 54
     -     3,853 shares                    -    Director since 1988
           beneficially owned              -    26,684 shares
     -    Owns .01% of                          beneficially owned
          outstanding shares               -    Owns .10% of
                                                outstanding shares



     The 21 Directors and Executive Officers as a group beneficially own 931,971 shares or 3.39% of the total outstanding shares.

                                  3

                    EXECUTIVE OFFICERS OF THE COMPANY

   The Executive Officers of the Company are listed in the table below. Each officer serves a term of office of one year or until the election and qualification of his successor.

Name                    Age   Office and Business Experience

James A. Risinger        49   Chairman of the Board and Chief Executive Officer
                              since January 1, 1998, Executive Vice President and Director since 1997, and Senior Vice President of the Company from 1993 to 1997.

Ronald B. Lankford       64   President and Chief Operating Officer since 1995,
                              Director since 1994, and Executive Vice President of the Company from 1993 to 1994.

William R. Britt         50   Senior Vice President since 1996 and Northern
                              Regional Executive of the Company since 1995.
                              Chairman since 1990 and President of Palmer
                              American National Bank (Danville) from 1990 to
                              1995.

Thomas F. Clayton        52   Southern Regional Executive since 1997 and Senior
                              Vice President of the Company since 1991.

Daryl D. Moore           40   Senior Vice President and Chief Credit Officer
                              since 1996 and Vice President and Chief Credit
                              Officer of the Company from 1995 to 1996.
                              Executive Vice President and Chief Credit Officer from 1993 to 1995 and Senior Vice President and
                              Chief Credit Officer of Merchants National Bank
                              (Terre Haute) from 1991 to 1993.

Steve H. Parker          47   Senior Vice President and Chief Financial Officer
                              of the Company since 1990.

Jeffrey L. Knight        38   Corporate Secretary since 1994 and General
                              Counsel of the Company since 1993.


                COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors include an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, and a Personnel Committee.

  When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Articles of Incorporation or By-Laws of the Company; approving an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of such dissolution; declaring dividends; or authorizing the issuance or reacquisition of shares. The permanent members of the Executive Committee are James A. Risinger (Chairman), Richard J. Bond, Alan W. Braun, Wayne A. Davidson, Larry E. Dunigan, Ronald B. Lankford (Vice Chairman), Lucien
H. Meis and John N. Royse. Board members who are not permanent members of the Executive Committee rotate onto the Executive Committee a minimum of two times during the year. The Executive Committee held seven meetings during 1997.

                                4

  The principal duties of the Audit Committee are to nominate the Independent Public Accountants for appointment by the Board; to meet with the Independent Public Accountants to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and Independent Public Accountants to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its affiliates; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Larry E. Dunigan (Chairman), David L. Barning, Alan
W. Braun and Phelps L. Lambert. The Audit Committee held five meetings during 1997. At the end of each meeting, the members of the Audit Committee have the opportunity to meet privately with the Company's Independent Public Accountants with no officers or other personnel of the Company present.

  The principal duties of the Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and establish compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee administering the Company's Short Term Incentive Plan and Restricted Stock Plan. The current members of the Compensation Committee are Charles D. Storms (Chairman), Larry E. Dunigan, Thomas B. Florida, Lucien H. Meis, and Lawrence D. Prybil, none of whom is an officer or employee of the Company or any affiliate. The Compensation Committee met two times during 1997.

  The function of the Nominating Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as Directors of the Company and to consider other matters pertaining to the size and composition of the Board. The members of the Nominating Committee are Charles D. Storms (Chairman), David L. Barning, Thomas B. Florida, and Phelps L. Lambert. The Nominating Committee met one time in 1997.
Each year the Nominating Committee makes a recommendation to the entire Board of Directors of nominees for election as Directors. The Nominating Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Nominating Committee at the Company's principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors shall be elected. All written suggestions of shareholders must set forth (i) the name and address of the shareholder making the suggestion, (ii) the number and class of shares owned by such shareholder, (iii) the name, address and age of the suggested nominee for election as Director, (iv) the nominee's principal occupation during the five years preceding the date of suggestion, (v) all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee, and (vi) such other information as the Nominating Committee may reasonably request. A consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

  The function of the Personnel Committee is to review and approve changes in the Company's employee benefit programs, plans and policies relating to personnel issues. The members of the Personnel Committee are Alan W. Braun (Chairman), David L. Barning, Richard J. Bond, Ronald
B. Lankford, Marjorie Z. Soyugenc and Charles D. Storms. The Personnel Committee met one time during 1997.

                                5

        MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTOR FEES

   The Board of Directors of the Company held five meetings during the fiscal year ended December 31, 1997. All incumbent Directors attended 75% or more of the aggregate of 1997 meetings of the Board and of the Board Committees to which they were appointed.

   All Directors of the Company received an annual retainer of $5,000 for serving as Directors. Directors not otherwise employed by the Company also received $750 for each Board of Directors meeting attended and $500 for each Committee meeting attended. Directors serving as a Committee Chairman received an additional annual retainer of $1,500.

   REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is composed of five non-employee Directors who are not eligible to participate in any management compensation programs. The Committee is responsible for establishing all compensation for the Company's Executive Officers and for setting and administering the terms, policies and agreements related to other compensation components for the Company's Executive Officers. An independent compensation consulting firm, Hay Group, Inc., has been retained by the Company since 1982 to advise the Compensation Committee on all compensation matters.

Compensation Principles

    The Committee believes the most effective executive compensation program is one which provides incentives to achieve both current and long-term strategic management goals of the Company, with the ultimate objective of enhancing shareholder value. In this regard, the Committee believes executive compensation should be comprised of cash and equity-based programs which reward performance not only as measured against the Company's specific annual and long-term goals, but also which recognize that the Company operates in a competitive environment and that performance should be evaluated as compared to industry peers. With respect to equity-based compensation, an integral part of the Company's compensation program is the Restricted Stock Plan, which encourages the ownership and retention of the Company's common stock by key employees. This assures that employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the interests of employees are thereby aligned with those of the shareholders.

    The Company's executive compensation program is structured to help the Company achieve its business objectives by:

 .   setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

 .   providing incentive compensation that varies directly with both
    Company financial performance and individual contribution to that performance; and

 .   linking compensation to elements which affect short- and long-term stock performance.

                                 6

Salaries

     The Compensation Committee establishes the salaries of the Chairman and CEO and the President and COO. The base salaries of the Company's next three highest paid senior executive officers are determined by the Compensation Committee with recommendations from the Chairman and President. The same compensation principles are applied in setting the salaries of all employees, including the Chairman to ensure that salaries are fairly and competitively established. Salary ranges are determined for each executive position based upon survey data which is obtained from the Company's peer group and from the Hay Group, Inc. The Company uses the Hay Job Evaluation System to establish salary grades and ranges for each position based on the knowledge and problem-solving ability required to satisfactorily fulfill the position's assigned duties and responsibilities, its accountability and the impact on the operations and profitability of the Company. The Company's peer group consists of reasonably comparable regional bank holding companies. Peer group data is used rather than the NASDAQ Combined Financial Index because the peer group companies resemble more closely the asset size and operations of the Company. The peer group data is also used to validate and affirm recommendations presented by the Hay Group.

     From survey data, salary ranges are established each year for the Chairman and CEO and all other executive positions within the organization. These ranges are designed so that the mid-point of the salary range is approximately the average base salary paid to comparable positions across a broad spectrum of comparable companies. Within these established ranges, actual base salary adjustments are made periodically in accordance with the guidelines of the Company's salary administration program and performance review system. In 1997, the base salaries for the Executive Officers as a group and the Chairman and CEO were within the average salary ranges paid to executives in comparable positions in the Company's peer group. Continuous outstanding performance over an extended period of time could result in a salary at the top end of the established range whereas undistinguished performance could result in compensation at the lower end of the range.

Short Term Incentive Plan

     The Company implemented a Short Term Incentive Plan (the "STIP") for certain key officers in 1996. The STIP provides for the payment of additional compensation in the form of cash incentive payments contingent upon the achievement of certain corporate goals and the participant's achievement of certain individual performance goals.
In 1997, the Compensation Committee amended the Plan to provide for a five-tiered incentive matrix based on specific corporate and shareholder-related performance goals relating to the Company's earnings per share performance, and in some cases, to the net income performance of specific business units of the Company. Participants were assigned to one of the five incentive matrices based upon their level of responsibility and expected level of contribution to the Company's achievement of its corporate goals. The incentive matrices used to determine the amount of awards, based upon the Company's and an individual participant's performances, range from 7.5% to 45% of a participant's base salary. The STIP incentive award opportunity for the Chairman and CEO ranges from 15% to 45% of base salary.

     Each fiscal year the Company establishes threshold (minimum), target and maximum achievement levels under the STIP. If threshold performance is not achieved, there is no payment from the plan for

                                7

that period, and if performance exceeds the threshold, actual incentive payments to participants will vary with the actual financial performance achieved compared to the Company's goals.
For 1997, the Company failed to meet its minimum earnings per share performance level, so there was no payout for the Chairman and CEO and some Executive Officers under the STIP. Two Executive
Officers earned a payout under the STIP in 1997 because the net income of specific business units over which they were responsible exceeded the threshold level for a payout under the STIP. (See
Summary Compensation Table on page 10).

     The corporate and shareholder-related goals are intended to challenge the Company's management to achieve higher performance levels given the facts and circumstances known to the Compensation Committee at the time the goals are established. At the beginning of each plan year, participants establish individual goals which are linked to the Company's business and strategic plans. The individual goals relate to the specific business segments for which the participant has responsibility and are intended to challenge the participants to perform beyond expected levels of performance.

Restricted Stock Awards

     Restricted stock awards are determined by the Compensation Committee of the Company. Awarded shares vest over a four year period. In 1997, 46,940 shares of common stock of the Company were awarded under the Restricted Stock Plan, including 1,505 shares which were earned by the five most highly compensated Executive Officers. Shares of restricted stock already held by the Executive Officers as a group and the Chairman and CEO were not considered by the Committee in its 1997 award determination. Generally, the amount of restricted stock earned by Executive Officers on an annual basis under the plan is based upon the Company's earnings per share
performance for the fiscal year compared to the goal established at the beginning of the fiscal year. In most cases the Executive Officers' restricted stock earned awards are based upon the Company's earning per share performance. In a limited number of instances, the restricted stock earned awards are based upon the net income performance of the specific business units over which the Executive
Officers are responsible.   In 1997, the earnings per share goal
established by the Company was not achieved, so there was no restricted stock payout to the Chairman and CEO and certain other Executive Officers under the plan. Mr. Risinger's award was based upon the net income performance of a specific business unit of the Company in 1997. (See Summary Compensation Table on page 10).

    Each participant is granted a restricted stock award opportunity based on the executive's position in the organization and scope of responsibilities. Each fiscal year the Company establishes threshold (minimum), target and maximum performance levels under the Restricted Stock Plan. If threshold performance is not achieved, there is no payment from the plan for that period, and if performance falls below certain levels, unvested shares can be fully or partially forfeited.
If performance exceeds the threshold level, actual awards to participants will vary with the actual performance achieved compared to the annual goals. A participant can earn up to 150% of their base award. In
1997, the Chairman and CEO did not earn any of the restricted stock available to be awarded to him since the Company did not meet its earnings per share target established by the Compensation Committee.

                              8

Discussion of 1997 Compensation for the Chairman and CEO

    Annually, the Compensation Committee receives an analysis from the Company's Vice President, Director of Human Resources, on all aspects of the Chairman and CEO's remuneration, including base salary, incentive opportunity, and the relationship of total compensation to the comparative survey data. When appropriate, the Compensation Committee may direct the Vice President, Director of Human Resources, to compile additional compensation information and comparisons. The Committee considers several factors in establishing the Chairman and CEO's compensation package. These include the Company's overall performance as measured by total shareholder return, adherence to the Company's strategic plan, the development of sound management practices and the development of a management succession plan. These factors were considered by the Committee in evaluating an increase in the Chairman and CEO's base salary in 1997.

Summary

     The Committee has determined that Old National Bancorp's
Executive Compensation programs, plans and awards are well within conventional standards of reasonableness and competitive necessity and are clearly within industry norms and practices.

     In establishing executive compensation programs in the future, the Compensation Committee will continue to focus on specific corporate goals designed to promote the overall financial success of the Company, such as earnings per share and affiliate performance, which are expected to improve the return on shareholders' equity.

     In 1997, the Compensation Committee consisted of the following
Directors:

     Charles D. Storms, Chairman
     John J. Daus, Jr.
     Larry E. Dunigan
     Thomas B. Florida
     Lucien H. Meis

                                 9

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 31, 1997, 1996, and 1995, the cash compensation paid by the Company and its affiliates, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the next four most highly compensated Executive Officers of the Company in all capacities in which they served.

            SUMMARY COMPENSATION TABLE
                                                      Long Term
                                Annual Compensation  Compensation
                                  (a)       (b)         (c)          (d)

      Name
      and                                             Restricted     All Other
  Principal Position       Year  Salary     Bonus    Stock Awards   Compensation


  John N. Royse*           1997  $417,010        $0    $128,154   $37,531
  Chairman and CEO         1996   354,570   119,216      55,644    31,911
                           1995   292,006         0      42,477    26,281

  Ronald B. Lankford       1997  $316,707        $0     $48,965   $28,504
  President and COO        1996   269,874    93,107      44,080    24,289
                           1995   222,554         0      32,652    20,030

  Thomas F. Clayton        1997  $197,006   $27,121     $36,363   $17,191
  Senior Vice President    1996   172,568    57,133      34,583    14,991
                           1995   152,011         0      28,394    13,141

  Steve H. Parker          1997  $198,206        $0     $36,363   $17,191
  Senior Vice President    1996   186,869    66,793      35,670    16,116
  & CFO                    1995   165,313         0      30,458    14,176

  James A. Risinger*       1997  $215,911   $50,804     $53,894   $20,908
  Executive Vice President 1996   201,578    73,858      48,684    18,142
 & Regional Executive      1995   179,006         0      35,141    16,111

 (a) Salary reflects base compensation and income recognized in the form of Director fees paid by the Company or its affiliate banks during the indicated calendar years.

 (b) These amounts represent bonuses payable pursuant to the Company's Short Term Incentive Plan (STIP) which is described on pages 7 and 8 of this Proxy Statement.

 (c) Restricted Shares awarded each year are based on the achievement of earnings or earnings per share goals and vest over a four year period. The shares itemized in this column (c) reflect the value of earned shares that have vested in 1997 that are no longer subject to forfeiture under the plan. The number and value of the total restricted stock awarded for vesting and still subject to partial forfeiture as of December 31, 1997 to the persons named are as follows:John N. Royse 0 shares, $0; Ronald B. Lankford 1,209 shares, $56,219; Thomas F. Clayton 847 shares, $39,386; Steve H. Parker 847 shares, $39,386; and James A. Risinger 1,975 shares, $91,838. Dividends are paid only on vested shares. See page 8 for a full discussion of the Restricted Stock Plan.

 (d) All other Compensation includes the following for Messrs. Royse, Lankford, Clayton, Parker and Risinger for 1997: (i) Company contribution to the Profit Sharing Plan of $14,400, for each named executive; and (ii) Company contribution to the Supplemental Deferred Compensation Plan of $23,131, $14,104, $2,791, $2,791, and $6,508, respectively.

 * As of January 1, 1998, Mr. Royse retired as Chairman and CEO and Mr. Risinger became Chairman and CEO of the Company.

                               10

Retirement Plan

     The Old National Bancorp Employees' Retirement Plan (the "Retirement Plan") is a qualified, defined benefit, non-contributory pension plan covering substantially all employees of the Company and its affiliates with one or more years of service with the Company or its affiliates, and with credited service accruing from the date of employment, provided that the employee has not less than 1,000 hours of service (as defined in the plan) during such period.

     The Retirement Plan provides for the payment of monthly benefits in a fixed amount upon attainment of age 65. As a normal form of benefit, each eligible participant is entitled to receive a monthly pension for the his or her life based on years of service and "average monthly compensation" (which excludes bonuses and overtime). In general, the formula for determining the amount of a participant's monthly pension is average monthly compensation multiplied by 1.45% for the first ten years of service, 1.65% for the next ten years of service, and 1.95% for the next fifteen years of service, less any amount related to Social Security earnings. In general, the amount of the reduction is .59% of average monthly compensation (up to a maximum of 125% of covered compensation) multiplied by all years of service up to 35 years of service. The standard retirement benefit for married participants is payable in the form of a joint and survivor annuity in an amount which is actuarially equivalent to the normal form of benefit. Instead of an annuity, participants may elect to receive a single sum cash settlement upon retirement in an amount which is actuarially equivalent to the participant's normal form of benefit.

     The amount of annual contribution attributable to specific individuals cannot be determined in a meaningful manner. The following table shows the estimated annual pensions payable to eligible employees upon retirement at age 65. The amounts shown do not reflect any reduction related to Social Security earnings or for the survivor benefit features of the Retirement Plan, the application of which would reduce the amount of pension payable.

                              Pension Plan Table

Final Average
  Salary                       Years of Service


                    5             10             15             20              25                30          35 & Over

 $100,000            $7,250        $14,500         $22,750        $31,000        $40,750        $50,500        $60,250
  150,000            10,875         21,750          34,125         46,500         61,125         75,750         90,375
  200,000(1)         14,500         29,000          45,500         62,000         81,500        101,000        120,500
  250,000(1)         18,125         36,250          56,875         77,500        101,875        126,250(1)     150,625(1)
  300,000(1)         21,750         43,500          68,250         93,000        122,250        151,500(1)     180,750(1)
  350,000(1)         25,375         50,750          79,625        108,500        142,625(1)     176,750(1)     210,875(1)
  400,000(1)         29,000         58,000          91,000        124,000        163,000(1)     202,000(1)     241,000(1)
  450,000(1)         32,625         65,250         102,375        139,500(1)     183,375(1)     227,250(1)     271,125(1)
  500,000(1)         36,250         72,500         113,750        155,000(1)     203,750(1)     252,500(1)     301,250(1)
  550,000(1)         39,875         79,750         125,125(1)     170,500(1)     224,125(1)     277,750(1)     331,375(1)
  600,000(1)         43,500         87,000         136,500(1)     186,000(1)     244,500(1)     303,000(1)     361,500(1)

(1) The law in effect at December 31, 1997 prohibited the distribution of benefits from the Retirement Plan in excess of $125,000 per year expressed as a straight life annuity. It also prohibited compensation in excess of $160,000 to be used in the computation of the retirement benefit. Both amounts are indexed for inflation.


                                  11

     1997 base salary figures for the Chairman and CEO and the next four most highly compensated Executive Officers of the Company are set forth in column (a) in the Summary Compensation Table on page 10.
The credited years of service as of December 31, 1997, for each such Executive Officer are as follows: John N. Royse - 34; Ronald B. Lankford - 41; Thomas F. Clayton - 27; Steve H. Parker - 12; and James
A. Risinger - 20.

     For certain employees, in addition to the persons listed in the Summary Compensation Table, whose annual retirement income benefit under the Retirement Plan exceeds the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder (including, among others, the limitation that annual benefits paid under qualified defined benefit pension plans may not exceed $125,000) such excess benefits will be paid from the Company's non-qualified, unfunded, non-contributory supplemental retirement plan.

Change of Control Severance Agreements

    The Company has entered into severance agreements with Messrs. William R. Britt, Thomas F. Clayton, Daryl D. Moore, Steve H. Parker, and James A. Risinger. Each executive is entitled to benefits under his severance agreement upon any termination of the executive's employment by the Company (except for, and as is more specifically described in each severance agreement, termination for cause, disability, voluntary retirement or death), or upon a termination of employment by the executive under certain circumstances specified in his severance agreement, during the one-year period following a change in control (as defined in the severance agreements) of the Company which occurs during the term of the severance agreement.

    In the event of a termination of employment, the executive will be entitled to receive a lump sum cash payment equal to the aggregate of: his then-effective base salary through the date of termination; all amounts due to the executive under the Company's accrued vacation program through the date of termination; and a certain amount under the Retirement Plan, as specified in his severance agreement. In addition, the Company must pay to the executive in a lump sum cash payment an amount equal to two times the average annual base salary paid to him by the Company in the three years preceding the date of termination. The severance agreements further require the Company to cause to be vested in each executive's name those awarded but unvested shares held in the executive's account in the Restricted Stock Plan, all amounts due the executive under the Company's Short Term Incentive Plan and to maintain in force for two years following the date of termination all employee welfare plans and programs in which the executive was entitled to participate immediately prior to such termination. The foregoing discussion of the severance agreements does not purport to be complete and is qualified in all respects by reference to each severance agreement.

    The severance agreements provide for one year extensions by mutual agreement of the Company and the respective executives. With respect to Messrs. Britt, Clayton, Moore, Parker and Risinger, each of their severance agreements was extended by the Board of Directors in 1997 through December 31, 1999.

                                  12

              SHAREHOLDER RETURN PERFORMANCE COMPARISONS

    The Company is required to include in this Proxy Statement a line graph comparing cumulative five-year total shareholder returns for the Company's common stock to cumulative total returns of a broad-based equity market index and a published industry index. The following indexed graph compares the performance of the Company's common stock for the past five years to the Russell 2000 Index and the NASDAQ Combined Financial Index.

                          TOTAL RETURN TO STOCKHOLDERS
                     (Assumes $100 investment on 12/31/92)

                        12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                        --------   --------   --------   --------   --------   --------
Old National Bancorp      $100       $127       $129       $132       $160       $211
Russell 2000              $100       $117       $113       $143       $164       $198
Nasdaq Comb Financial     $100       $113       $109       $157       $202       $317





    The comparison of shareholder returns (change in December year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1992, in common stock of each of the Company, the Russell 2000 and the NASDAQ Combined Financial Index, with investment weighted on the basis of market capitalization.

              TRANSACTIONS WITH MANAGEMENT AND OTHERS

   The Officers and Directors of the Company are at present, as in the past, customers of one or more of the Company's affiliate banks and have had and expect in the future to have similar transactions with the affiliate banks in the ordinary course of business. In addition, some of the Officers and Directors of the Company are at present, as in the past, officers, directors or principal shareholders of corporations which are customers of these affiliate banks and which have had and expect to have transactions with the affiliate banks in the ordinary
course of business.   All such transactions were made in the ordinary
course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                              13

   During 1997, the Company paid approximately $1,148,898 for engineering, design and construction services to Industrial Contractors, Inc. in connection with its role as general contractor for renovations to the Old National Bank Tower and construction of an Old National Bank branch in Princeton, Indiana, and in its role of installing data cabling and fibre optic networks in certain affiliate locations. Alan W. Braun, President of Industrial Contractors Inc., is a Director of the Company.

ITEM 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors proposes the ratification by the Shareholders at the Annual Meeting of the appointment of Arthur Andersen LLP, Indianapolis, Indiana, certified public accountants, as Independent Public Accountants for the Company and its affiliates for the fiscal year ending December 31, 1998. Although ratification by the Shareholders of the Company's independent public accountants is not required, the Company deems it desirable to continue its established practice of submitting such selection to the Shareholders. Arthur Andersen LLP, has served as Independent Public Accountants for the Company since 1982. In the event the appointment of Arthur Andersen LLP, is not ratified by the Shareholders, the Board of Directors will consider appointment of other independent public accountants for the fiscal year ending December 31, 1998. A representative of Arthur Andersen LLP, will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any appropriate questions that Shareholders may have.

         SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

   Proposals submitted by Shareholders to be presented at the 1999
Annual Meeting must be received by the Company at its principal executive office no later than November 7, 1998, to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. Any such proposals should be sent to the attention of the Secretary of the Company, P. O. Box 718, Evansville, Indiana 47705-0718.

                           VOTE REQUIRED

  The nominees for election as Directors of the Company named in this Proxy Statement will be elected by a plurality of the votes cast. Action on the other items or matters to be presented at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions or broker non-votes will not be voted for or against any items or other matters presented at the meeting. Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting, but broker non-votes will not be counted for quorum purposes if the broker has failed to vote as to all matters.

                                14

                           ANNUAL REPORT

   UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER WHO DOES NOT OTHERWISE RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997. ADDRESS ALL REQUESTS TO:

RONALD W. SEIB
VICE PRESIDENT AND CONTROLLER
OLD NATIONAL BANCORP
P. O. BOX 718
EVANSVILLE, INDIANA  47705-0718


                           OTHER MATTERS

   The Board of Directors of the Company does not know of any matters for action by Shareholders at the 1998 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. However, the enclosed Proxy will confer upon the named Proxies discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as Proxies to vote pursuant to the Proxy with respect to such matters in accordance with their best judgment.

   The cost of soliciting Proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, Proxies may be solicited personally by Directors and Officers of the Company and its subsidiaries, by telephone or in person, but such persons will not be specially compensated for their services. No solicitations will be made by specially engaged employees of the Company or other paid solicitors.

   It is important that Proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, Shareholders are requested to complete, sign and return their Proxies in order that a quorum for the meeting may be assured. Return may be made in the enclosed envelope, to which no postage need be affixed.

                                           By Order of the Board of
Directors

                                           JAMES A. RISINGER
                                           Chairman

                              15


                       OLD NATIONAL BANCORP
                     PROXY SOLIDITED ON BEHALF
                     OF THE BOARD OF DIRECTORS
                      OF OLD NATIONAL BANCORP

The undersigned hereby appoints Robert R. Guenther and John A. Witting, and each of them, individually, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on February 6, 1998, and which the undersigned would be entitled to vote, at the Annual Meeting of Shareholders to be held on April 16, 1998, or any adjournment thereof.


1.  ELECTION OF DIRECTORS:
    01-David L. Barning   05-Larry E. Dunigan  09-Ronald B. Lankford  13-James A. Risinger
    02-Richard J. Bond    06-David E. Eckerle  10-Lucien H. Meis      14-John N. Royse
    03-Alan W. Braun      07-Thomas B. Florida 11-Louis L. Mervis     15-Marjorie Z. Soyugenc
    04-Wayne A. Davidson  08-Phelps L. Lambert 12-Lawrence D. Prybil  16-Charles D. Storms



2. Ratification of the appointment of Arthur Andersen LLP, Indianapolis, Indiana as Independent Public Accountants of OLD NATIONAL BANCORP and its subsidiaries for the fiscal year ending December 31, 1998.

   NOTE: The Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


-----------------------------Detach here and fold----------------------------

                            OLD NATIONAL BANCORP
                                  PROXY

This Proxy will be voted as directed, but if not otherwise directed, this Proxy will be voted "FOR" the items listed below.

                         (Mark "X" for only one box.)


1.  [ ] FOR ALL NOMINEES

    [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

    [ ] WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S)
        OF NOMINEE(S) BELOW.

        USE NUMBER ONLY
                        --------------------------------

2.  FOR      AGAINST           ABSTAIN
    [ ]       [ ]                [ ]



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Signature(s)                              Date

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Signature(s)                              Date

Joint owners should each sign personally. Trustees, corporate officers, and others signing in a representative capacity should indicate the capacity in which they sign.


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              (Daytime Telephone Number)